Exhibit 99.1

Contacts:	Brent Anderson, VP Investor Relations
(972) 580-6360 (office)
investors@meritagehomes.com

Meritage Homes reports first quarter 2019 diluted EPS of $0.65 with 7% increase in orders and 2% increase in closings on healthy demand for entry-level homes

SCOTTSDALE, Ariz., April 23, 2019 - Meritage Homes Corporation (NYSE: MTH), a leading U.S. homebuilder, reported first quarter results for the period ended March 31, 2019.

Summary Operating Results (unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended March 31,
	2019	2018	% Chg
Homes closed (units)	1,765	1,725	2%
Home closing revenue	$698,650	$728,532	(4)%
Average sales price - closings	$396	$422	(6)%
Home orders (units)	2,530	2,358	7%
Home order value	$976,979	$962,796	1%
Average sales price - orders	$386	$408	(5)%
Ending backlog (units)	3,198	3,508	(9)%
Ending backlog value	$1,295,295	$1,482,205	(13)%
Average sales price - backlog	$405	$423	(4)%
Earnings before income taxes	$32,370	$48,884	(34)%
Net earnings	$25,412	$43,874	(42)%
Diluted EPS	$0.65	$1.07	(39)%

MANAGEMENT COMMENTS
“Home buying activity improved throughout the first quarter of 2019, led by affordable entry-level and move-up homes, as buyers responded positively to lower interest rates and targeted incentives," said Steven J. Hilton, chairman and chief executive officer of Meritage Homes. “We believe the demand we’ve seen so far in the spring selling season reflects sustained positive macroeconomic factors for the housing industry.
“Meritage continues to benefit from our strategic focus on the entry-level and first move-up markets, which together represented nearly 90% of our first quarter 2019 orders, driven by growing demand for more affordable homes to meet the needs of Millennials and Baby Boomers. Our first quarter orders increased 7% year-over-year and matched our first quarter 2018 six-year high absorptions pace of 9.5 orders per average community.
“We also closed more homes in the first quarter of 2019 than we did last year, despite entering the year with 15% fewer homes in backlog than we had at the beginning of 2018,” Mr. Hilton added. “We achieved those results primarily due to our strategic decision to have more spec homes ready to sell and close quickly to meet the demands of home buyers. More than two-thirds of our first quarter 2019 closings were from previously started spec homes, up from a little more than half of our closings from spec homes in the first quarter of 2018. Most of those came from our entry-level LiVE.NOW.® communities, but they also included move-up homes in inventory that we marketed with targeted incentives, especially in slower-selling communities that we are looking to close out quickly."
He continued, “As expected, our average sales price (ASP) continued to come down as our product mix shifts further toward entry-level and affordable first move-up homes. That reduction in ASP, combined with the incentives that helped drive our order growth during the quarter, resulted in reduced home closing revenue and gross margin compared to the first quarter of 2018. However, we expect our higher backlog conversion and simplified product offerings will help us gain leverage and drive further profitability as we move through the year.”
Mr. Hilton concluded, “We are encouraged by the outlook for interest rate stability and optimistic that the spring selling season will continue as it has begun in 2019, but remain cautious in projecting quarterly results due to choppiness in the market. We are currently projecting 2019 home closings and total home closing revenue of approximately 8,200-8,700 and $3.25-3.45 billion, respectively, for the full year. We are anticipating home closing gross margin to be around 18% for the year, which we estimate will translate to approximately $4.65-4.95 diluted earnings per share.”

FIRST QUARTER RESULTS

•
Net earnings of $25.4 million ($0.65 per diluted share) for the first quarter of 2019, compared to $43.9 million ($1.07 per diluted share) for the first quarter of 2018. The year-over-year reduction in earnings was due to a combination of slightly lower home closing revenue, home closing gross margin and resulting loss of overhead leverage, as well as an increase in interest expense. In addition, first quarter 2018 net earnings benefited from a favorable legal settlement of approximately $4.8 million and a lower tax rate.

•
Home closing revenue decreased 4% on a 2% increase in home closing volume and a 6% decrease in ASP over the first quarter of 2018. The lower ASP reflected the company’s strategic shift toward more affordable entry-level and first move-up homes, as well as incremental incentives offered in the fourth quarter of 2018 and first quarter of 2019. This was most evident in the West region, where home closing revenue was down 10% year-over-year on flat home closings and a 10% reduction in ASP, primarily driven by softness in California. Similarly, East region home closing revenue was up 1% on a 7% increase in closings and 6% decline in ASP. The Central region's first quarter of 2019 was consistent with the first quarter of 2018's closing volume and revenue.

•
Home closing gross profit declined 6% due to the 4% decline in home closing revenue and a 40 bps decrease in gross margin compared to the first quarter of 2018, which includes targeted incentives on slow-moving inventory or homes in communities with more competitive market conditions.

•
Selling, general and administrative expenses (SG&A) were 12.3% of first quarter 2019 home closing revenue, compared to 11.5% in the first quarter of 2018, due to higher brokerage commissions, severance expenses and accelerated equity compensation expense into the first quarter of 2019 due to changes in tax rules. The combined impact of these items increased SG&A for the first quarter of 2019 by approximately 50 bps over 2018. Additional expenses associated with 7% more average actively selling communities producing 4% less home closing revenue for the first quarter of 2019 resulted in a loss of leverage compared to 2018.

•
Other income decreased $4.3 million year-over-year, primarily due to a $4.8 million favorable settlement in the first quarter of 2018 from long-standing litigation related to a previous joint venture in Nevada.

•	Interest expense increased $3.9 million year-over-year, primarily due to less interest capitalized to assets under development on faster construction cycles and turnover of entry-level inventory.

•
First quarter effective tax rate was approximately 21% in 2019, compared to 10% in 2018, which benefited from $6.3 million of energy tax credits taken in 2018 on homes closed in 2017 that qualified for the credits. Those federal tax credits have not been renewed for homes closed in 2018 or 2019.

•
Total orders for the first quarter of 2019 increased 7% year-over-year, driven by a 7% increase in average active community count with an absorption pace consistent with the prior year’s first quarter. Central and East region orders grew 8% and 20%, respectively, while West region orders were 3% lower year-over-year due to a 24% decline in California, continuing a trend that began at the start of 2018 due to affordability constraints.

•
Partially offsetting the 7% increase in orders was a 5% decrease in ASP as the ratio of lower-priced entry-level homes increased to 45% in the first quarter of 2019 compared to 38% in the first quarter of 2018. As a result, the total value of first quarter orders increased slightly over 2018. The Central region was the only region that experienced an increase in orders ASP for the first quarter of 2019 over 2018.

BALANCE SHEET

•
Cash and cash equivalents at March 31, 2019 totaled $327.5 million, compared to $311.5 million at December 31, 2018, due to positive cash flow from operations. Real estate assets remained consistent at $2.7 billion.

•
Meritage ended the first quarter of 2019 with approximately 33,800 total lots owned or under control, compared to approximately 34,000 total lots at March 31, 2018. All of the lots added during the first quarter of 2019 were in communities planned for entry-level product.

•
Debt-to-capital ratios were 42.9% at March 31, 2019 and 43.2% at December 31, 2018, with net debt-to-capital ratios of 36.0% and 36.7%, respectively, remaining well within management’s target range for this key ratio.

CONFERENCE CALL
Management will host a conference call to discuss the results at 7:00 a.m. Arizona Time (10:00 a.m. Eastern Time) on Wednesday, April 24. The call will be webcast with an accompanying slideshow available on the "Investor Relations" page of the Company's web site at http://investors.meritagehomes.com. Telephone participants can avoid delays by pre-registering for the call using the following link to receive a special dial-in number and PIN.
Conference Call registration link: http://dpregister.com/10130498.
Telephone participants who are unable to pre-register may dial in to 1-866-226-4948 US toll free on the day of the call. International dial-in number is 1-412-902-4125 or 1-855-669-9657 toll free for Canada.
A replay of the call will be available beginning at approximately 1:00 p.m. ET on April 24 and extending through May 8, 2019, on the website noted above or by dialing 1-877-344-7529 US toll free, 1-412-317-0088 for international or 1-855-669-9658 toll free for Canada, and referencing conference number 10130498.

Meritage Homes Corporation and Subsidiaries
Consolidated Income Statements
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2019	2018	Change $	Change %
Homebuilding:
Home closing revenue	$698,650	$728,532	$(29,882)	(4)%
Land closing revenue	9,495	14,032	(4,537)	(32)%
Total closing revenue	708,145	742,564	(34,419)	(5)%
Cost of home closings	(582,188)	(604,202)	(22,014)	(4)%
Cost of land closings	(9,129)	(15,242)	(6,113)	(40)%
Total cost of closings	(591,317)	(619,444)	(28,127)	(5)%
Home closing gross profit	116,462	124,330	(7,868)	(6)%
Land closing gross profit/(loss)	366	(1,210)	1,576	130%
Total closing gross profit	116,828	123,120	(6,292)	(5)%
Financial Services:
Revenue	3,228	3,048	180	6%
Expense	(1,504)	(1,484)	20	1%
Earnings from financial services unconsolidated entities and other, net	2,978	2,656	322	12%
Financial services profit	4,702	4,220	482	11%
Commissions and other sales costs	(52,555)	(52,752)	(197)	—%
General and administrative expenses	(33,566)	(30,893)	2,673	9%
Interest expense	(4,085)	(136)	3,949	n/m
Other income, net	1,046	5,325	(4,279)	(80)%
Earnings before income taxes	32,370	48,884	(16,514)	(34)%
Provision for income taxes	(6,958)	(5,010)	1,948	39%
Net earnings	$25,412	$43,874	$(18,462)	(42)%

Earnings per common share:
Basic			Change $ or shares	Change %
Earnings per common share	$0.66	$1.08	$(0.42)	(39)%
Weighted average shares outstanding	38,215	40,488	(2,273)	(6)%
Diluted
Earnings per common share	$0.65	$1.07	$(0.42)	(39)%
Weighted average shares outstanding	38,849	41,140	(2,291)	(6)%

Meritage Homes Corporation and Subsidiaries
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	March 31, 2019	December 31, 2018
Assets:
Cash and cash equivalents	$327,499	$311,466
Other receivables	79,990	77,285
Real estate (1)	2,744,578	2,742,621
Deposits on real estate under option or contract	44,827	51,410
Investments in unconsolidated entities	15,661	17,480
Property and equipment, net	53,798	54,596
Deferred tax asset	25,939	26,465
Prepaids, other assets and goodwill	103,575	84,156
Total assets	$3,395,867	$3,365,479
Liabilities:
Accounts payable	$124,562	$128,169
Accrued liabilities	189,763	177,862
Home sale deposits	29,171	28,636
Loans payable and other borrowings	13,785	14,773
Senior notes, net	1,295,515	1,295,284
Total liabilities	1,652,796	1,644,724
Stockholders' Equity:
Preferred stock	—	—
Common stock	383	381
Additional paid-in capital	498,683	501,781
Retained earnings	1,244,005	1,218,593
Total stockholders’ equity	1,743,071	1,720,755
Total liabilities and stockholders’ equity	$3,395,867	$3,365,479
(1) Real estate – Allocated costs:
Homes under contract under construction	$610,236	$480,143
Unsold homes, completed and under construction	555,712	644,717
Model homes	142,340	146,327
Finished home sites and home sites under development	1,436,290	1,471,434
Total real estate	$2,744,578	$2,742,621

Supplemental Information and Non-GAAP Financial Disclosures (Dollars in thousands – unaudited):

	Three Months Ended March 31,
	2019	2018
Depreciation and amortization	$5,832	$5,866

Summary of Capitalized Interest:
Capitalized interest, beginning of period	$88,454	$78,564
Interest incurred	21,443	20,869
Interest expensed	(4,085)	(136)
Interest amortized to cost of home and land closings	(16,398)	(17,469)
Capitalized interest, end of period	$89,414	$81,828

	March 31, 2019	December 31, 2018
Notes payable and other borrowings	$1,309,300	$1,310,057
Stockholders' equity	1,743,071	1,720,755
Total capital	$3,052,371	$3,030,812
Debt-to-capital	42.9%	43.2%
Notes payable and other borrowings	$1,309,300	$1,310,057
Less: cash and cash equivalents	(327,499)	(311,466)
Net debt	$981,801	$998,591
Stockholders’ equity	1,743,071	1,720,755
Total net capital	$2,724,872	$2,719,346
Net debt-to-capital	36.0%	36.7%

Meritage Homes Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2019	2018
Cash flows from operating activities:
Net earnings	$25,412	$43,874
Adjustments to reconcile net earnings to net cash provided by/(used in) operating activities:
Depreciation and amortization	5,832	5,866
Stock-based compensation	5,861	5,209
Equity in earnings from unconsolidated entities	(2,174)	(2,610)
Distribution of earnings from unconsolidated entities	3,996	3,244
Other	1,827	2,301
Changes in assets and liabilities:
Increase in real estate	(1,753)	(87,732)
Decrease in deposits on real estate under option or contract	6,583	7,406
(Increase)/decrease in other receivables, prepaids and other assets	(1,654)	5,426
Decrease in accounts payable and accrued liabilities	(12,211)	(15)
Increase/(decrease) in home sale deposits	535	(298)
Net cash provided by/(used in) operating activities	32,254	(17,329)
Cash flows from investing activities:
Investments in unconsolidated entities	(1,110)	—
Purchases of property and equipment	(5,240)	(6,383)
Proceeds from sales of property and equipment	74	30
Maturities/sales of investments and securities	566	1,018
Payments to purchase investments and securities	(566)	(1,018)
Net cash used in investing activities	(6,276)	(6,353)
Cash flows from financing activities:
Repayment of loans payable and other borrowings	(988)	(2,197)
Repayment of senior notes	—	(175,000)
Proceeds from issuance of senior notes	—	206,000
Payment of debt issuance costs	—	(3,315)
Repurchase of shares	(8,957)	—
Net cash (used in)/provided by financing activities	(9,945)	25,488
Net increase in cash and cash equivalents	16,033	1,806
Beginning cash and cash equivalents	311,466	170,746
Ending cash and cash equivalents	$327,499	$172,552

Meritage Homes Corporation and Subsidiaries
Operating Data
(Dollars in thousands)
(Unaudited)

	Three Months Ended March 31,
	2019		2018
	Homes	Value	Homes	Value
Homes Closed:
Arizona	297	$98,454	275	$90,996
California	132	85,837	231	159,391
Colorado	169	88,675	94	54,386
West Region	598	272,966	600	304,773
Texas	543	191,606	542	191,745
Central Region	543	191,606	542	191,745
Florida	226	90,824	260	112,787
Georgia	119	42,139	73	24,973
North Carolina	156	56,541	128	50,673
South Carolina	57	19,582	66	22,121
Tennessee	66	24,992	56	21,460
East Region	624	234,078	583	232,014
Total	1,765	$698,650	1,725	$728,532

Homes Ordered:
Arizona	457	$145,398	459	$153,161
California	167	108,474	219	160,398
Colorado	204	105,248	175	97,095
West Region	828	359,120	853	410,654
Texas	870	306,265	809	279,503
Central Region	870	306,265	809	279,503
Florida	301	126,074	263	112,670
Georgia	144	50,227	148	50,870
North Carolina	230	82,985	157	61,485
South Carolina	81	25,214	80	28,674
Tennessee	76	27,094	48	18,940
East Region	832	311,594	696	272,639
Total	2,530	$976,979	2,358	$962,796

Order Backlog:
Arizona	503	$180,556	510	$181,979
California	126	89,095	306	223,982
Colorado	220	120,115	280	157,602
West Region	849	389,766	1,096	563,563
Texas	1,308	488,009	1,287	470,392
Central Region	1,308	488,009	1,287	470,392
Florida	447	200,182	449	196,470
Georgia	148	54,483	226	76,358
North Carolina	251	93,818	272	107,578
South Carolina	113	37,987	113	42,027
Tennessee	82	31,050	65	25,817
East Region	1,041	417,520	1,125	448,250
Total	3,198	$1,295,295	3,508	$1,482,205

Meritage Homes Corporation and Subsidiaries
Operating Data
(Unaudited)

	Three Months Ended March 31,
	2019		2018
	Ending	Average	Ending	Average
Active Communities:
Arizona	34	37.0	37	37.5
California	21	19.0	15	17.5
Colorado	23	21.5	17	14.0
West Region	78	77.5	69	69.0
Texas	84	89.5	97	94.5
Central Region	84	89.5	97	94.5
Florida	32	31.5	28	28.0
Georgia	19	20.5	21	20.0
North Carolina	25	25.0	20	18.5
South Carolina	11	11.5	12	12.5
Tennessee	11	10.5	6	6.0
East Region	98	99.0	87	85.0
Total	260	266.0	253	248.5

About Meritage Homes Corporation
Meritage Homes is the seventh-largest public homebuilder in the United States, based on homes closed in 2018. Meritage offers a variety of homes that are designed with a focus on first-time and first move-up buyers in Arizona, California, Colorado, Texas, Florida, Georgia, North Carolina, South Carolina and Tennessee.
The Company has designed and built over 120,000 homes in its 33-year history, and has a reputation for its distinctive style, quality construction, and positive customer experience. Meritage is the industry leader in energy-efficient homebuilding and has received the U.S. Environmental Protection Agency's ENERGY STAR® Partner of the Year for Sustained Excellence Award every year since 2013 for innovation and industry leadership in energy efficient homebuilding.
For more information, visit www.meritagehomes.com.
The information included in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include management's projected home closings, home closing revenue, home closing gross margin, overhead leverage and diluted earnings per share.
Such statements are based on the current beliefs and expectations of Company management, and current market conditions, which are subject to significant uncertainties and fluctuations. Actual results may differ from those set forth in the forward-looking statements. The Company makes no commitment, and disclaims any duty, to update or revise any forward-looking statements to reflect future events or changes in these expectations, except as required by law. Meritage's business is subject to a number of risks and uncertainties. As a result of those risks and uncertainties, the Company's stock and note prices may fluctuate dramatically. These risks and uncertainties include, but are not limited to, the following: changes in interest rates and the availability and pricing of residential mortgages; legislation related to tariffs; the availability and cost of finished lots and undeveloped land; shortages in the availability and cost of labor; the success of strategic initiatives; the ability of our potential buyers to sell their existing homes; inflation in the cost of materials used to develop communities and construct homes; the adverse effect of slow absorption rates; impairments of our real estate inventory; cancellation rates; competition; changes in tax laws that adversely impact us or our homebuyers; a change to the feasibility of projects under option or contract that could result in the write-down or write-off of earnest or option deposits; our potential exposure to and impacts from natural disasters or severe weather conditions; home warranty and construction defect claims; failures in health and safety performance; our success in prevailing on contested tax positions; our ability to obtain performance and surety bonds in connection with our development work; the loss of key personnel; failure to comply with laws and regulations; our limited geographic diversification; fluctuations in quarterly operating results;

our level of indebtedness; our ability to obtain financing if our credit ratings are downgraded; our ability to successfully integrate acquired companies and achieve anticipated benefits from these acquisitions; our compliance with government regulations, the effect of legislative and other governmental actions, orders, policies or initiatives that impact housing, labor availability, construction, mortgage availability, our access to capital, the cost of capital or the economy in general, or other initiatives that seek to restrain growth of new housing construction or similar measures; legislation relating to energy and climate change; the replication of our energy-efficient technologies by our competitors; our exposure to information technology failures and security breach; negative publicity that affects our reputation and other factors identified in documents filed by the Company with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2018 under the caption "Risk Factors," which can be found on our website at www.investors.meritagehomes.com.